ZIVO BIOSCIENCE NAMES KEITH R. MARCHIANDO AS CHIEF FINANCIAL OFFICER

KEEGO HARBOR, Mich., (January 7, 2021) – ZIVO Bioscience, Inc. (OTCMKTS:ZIVO) a biotech/agtech R&D company engaged in the development and commercialization of therapeutic, food and feed additive products announced today that Keith R. Marchiando joined the Company’s as Chief Financial Officer, Treasurer, and Secretary, effective January 1, 2021.

“We are delighted to welcome Keith to our executive management team as CFO. He is a seasoned financial executive with the expertise the Company needs at this point to help ensure our success,” states Andrew A. Dahl, the Company’s President and Chief Executive Officer. “His 25 years of leadership roles in financial operations and driving organizational change will make an immediate, positive impact. With his deep functional experience and technical knowledge in many aspects of corporate finance, financial planning and accounting, the board of directors and managers believe Keith has the required leadership capabilities to discharge his duties as Chief Financial Officer and work with all stakeholders to move the Company forward.”

Marchiando joins ZIVO from New US Nonwovens, LLC, a contract manufacturer of personal care and home care products, where he was Chief Financial Officer since August 2019. At US Nonwovens, he was responsible for all aspects of the company’s financial activities, including strengthening corporate controls, implementing financial planning and developing the Company’s IT strategy. Prior to Nonwovens, he had similar responsibilities in finance-related roles at multiple private and public companies. Mr. Marchiando earned a Master’s Degree in Business Administration (MBA) in corporate finance from Carnegie Mellon University’s Tepper School of Management and an undergraduate degree in finance and economics at Lehigh University.

Marchiando succeeds Phillip M. Rice II as ZIVO’s CFO. Mr. Rice stepped down as the Company’s Chief Financial Officer effective upon January 1, 2021 and will work in a transition capacity through February 1, 2021. “The Company as a whole thanks Phil Rice for his dedication and commitment to ZIVO,” says Dahl. “He served as ZIVO’s CFO for more than nine years, and his tireless efforts have contributed to where we are today. We wish him much success in his future endeavors.”

About ZIVO Bioscience, Inc.

ZIVO Bioscience, Inc. (OTCQB:ZIVO) is a Michigan-based biotech/agtech company engaged in the investigation of the health and nutritional benefits of bioactive compounds derived from its proprietary algal cultures, and the development of natural bioactive compounds for use as dietary supplements and food ingredients, as well as biologically derived and synthetic candidates for medicinal and pharmaceutical applications in humans and animals, specifically focused on the general benefits of autoimmune and inflammatory response modulation.

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ZIVO Bioscience, Inc.

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